Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

Athena Pubco B.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	0	—	—	—	$0

Fees Previously Paid	Equity	Ordinary shares, nominal value EUR 0.12(4)(5)	457(c)	55,200,000	$9.89	$545,928,000		$59,560.74

Fees Previously Paid	Equity	Warrants to purchase ordinary shares(5)(6)	457(c)	23,160,000	$1.14	$26,402,400		$2,880.50

Fees Previously Paid	Equity	Ordinary shares issuable upon exercise of Warrants(5)(7)	457(c)	23,160,000	$-(8)	$-(8)		$—

	Total Offering Amounts					$572,330,400

	Total Fees Previously Paid							$62,441.24

	Total Fee Offsets

	Net Fee Due							$0

(1)

All securities being registered will be issued by the Registrant. In connection with the business combination described in the prospectus filed with the SEC on February 10, 2022 (the “Prospectus”) (x) a series of transactions will result in the outstanding publicly traded shares of Class A common stock (“Spartan Class A Common Stock”) and public warrants of Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”) being exchanged for securities of the Registrant registered hereunder and (y) in private transactions not registered hereunder, (i) the shareholders of Allego Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Allego Holding”), will exchange 100% of the outstanding common shares of Allego Holding for ordinary shares of the Registrant, (ii) Spartan will exchange outstanding shares of Class B Common Stock and private placement warrants issued by Spartan for ordinary shares and private placement warrants of the Registrant and (iii) the Registrant will complete a private placement of ordinary shares of the Registrant to certain investors pursuant to subscription agreements with such investors as described in the Prospectus.

(2)

Based on the average of the high and low market prices on September 24, 2021 of the Spartan Class A Common Stock and the warrants to acquire Spartan Class A Common Stock (the company to which the Registrant will succeed after the transactions described in the Prospectus).

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

(4)

Consists of ordinary shares issuable in exchange for outstanding Spartan Class A Common Stock, including shares of Spartan Class A Common Stock included in outstanding units of Spartan (“Units”), each Unit consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant of Spartan (the “Spartan Warrants”). In connection with the completion of the business combination described in the Prospectus, all Units will be separated into their component securities.

(5)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)	Consists of warrants that will replace outstanding Spartan Warrants, including warrants acquired in outstanding Units.

(7)

Consists of ordinary shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase one ordinary share of the Registrant at a price of $11.50 per share (subject to adjustment).

(8)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.